Exhibit 99.2

NEWS RELEASE Wesco International / 225 West Station Square Drive, Suite 700 / Pittsburgh, PA 15219

Wesco Announces Pricing of Private Offering of Senior Notes Due 2029 and Senior Notes Due 2032

PITTSBURGH, February 26, 2024 /PRNewswire/ — WESCO International, Inc. (NYSE: WCC) (“Wesco”), a leading provider of business-to-business distribution, logistics services, and supply chain solutions, today announced that its wholly owned subsidiary, WESCO Distribution, Inc. (“Wesco Distribution”), priced its previously announced offering (the “Offering”) to eligible purchasers of $900 million aggregate principal amount of 6.375% senior notes due 2029 (the “5-Year Notes”) and $850 million aggregate principal amount of 6.625% senior notes due 2032 (the “8-Year Notes” and, together with the 5-Year Notes, the “Notes”). The aggregate principal amount of the 5-Year Notes to be issued in the Offering has been increased from the previously announced $750 million to $900 million. The aggregate principal amount of the 8-Year Notes to be issued in the Offering has been increased from the previously announced $750 million to $850 million. The 5-Year Notes will be issued at a price of 100.000% of the aggregate principal amount thereof. The 8-Year Notes will be issued at a price of 100.000% of the aggregate principal amount thereof. The issuance and sale of the Notes is scheduled to settle on March 7, 2024, subject to customary closing conditions.

Wesco estimates that the net proceeds from the Offering will be approximately $1,728.4 million, after deducting the initial purchasers’ discount and estimated offering expenses. Wesco Distribution intends to use the net proceeds from this Offering to redeem all of its outstanding 7.125% senior notes due 2025 (the “Wesco 2025 Notes”) on or after June 15, 2024 and for general corporate purposes. Prior to repaying the Wesco 2025 Notes, Wesco Distribution intends to (i) use the net proceeds from this Offering temporarily to repay a portion of the amounts outstanding under its accounts receivable securitization facility (the “Receivables Facility”) and to repay all of the outstanding borrowings under its asset-based revolving credit facility (the “ABL Facility”), and (ii) subsequently redraw under the Receivables Facility and the ABL Facility in an aggregate amount sufficient to redeem the Wesco 2025 Notes.

The Notes will be unsecured, unsubordinated debt obligations of Wesco Distribution, and will rank equally with Wesco Distribution’s other existing and future unsecured, unsubordinated obligations. The Notes will be guaranteed on an unsecured, unsubordinated basis by Wesco and its wholly owned subsidiary, Anixter Inc. (the “Guarantees”).

The Notes and related Guarantees will be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The Notes have not been, and will not be, registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release does not and will not constitute an offer to sell, or the solicitation of an offer to buy, the Notes or any other securities, nor will there be any sale of the Notes or other securities, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful. Any offer will be made only by means of a private offering memorandum. This press release does not constitute a notice of redemption with respect to the Wesco 2025 Notes.

About Wesco

Wesco International (NYSE: WCC) builds, connects, powers and protects the world. Headquartered in Pittsburgh, Pennsylvania, Wesco is a FORTUNE 500® company with more than $22 billion in annual sales and a leading provider of business-to-business distribution, logistics services and supply chain solutions. Wesco offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs approximately 20,000 people, partners with the industry’s premier suppliers, and serves thousands of customers around the world. With millions of products, end-to-end supply chain services, and leading digital capabilities, Wesco provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, government agencies, educational institutions, telecommunications providers, and utilities. Wesco operates nearly 800 branches, warehouses and sales offices in more than 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and global corporations.

Forward-Looking Statements

All statements made herein that are not historical facts should be considered as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. These forward-looking statements include, but are not limited to, statements regarding the proposed terms of the Offering, the timing of the Offering and the anticipated use of proceeds therefrom, including the redemption of the Wesco 2025 Notes. Such statements can generally be identified by the use of words such as “anticipate,” “plan,” “believe,” “estimate,” “intend,” “expect,” “project” and similar words, phrases or expressions or future or conditional verbs such as “could,” “may,” “should,” “will” and “would,” although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and beliefs of Wesco’s management, as well as assumptions made by, and information currently available to, Wesco’s management, current market trends and market conditions and involve risks and uncertainties, many of which are outside of Wesco’s and Wesco’s management’s control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.

Those risks, uncertainties and assumptions include whether Wesco will be able to consummate the Offering, including the satisfaction of customary closing conditions with respect to the Offering of the Notes. Additional factors that could cause results to differ materially from those described above can be found in Wesco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Wesco’s other reports filed with the U.S. Securities and Exchange Commission.

Contact Information:

Investor Relations

Will Ruthrauff

Director, Investor Relations

484-885-5648

Corporate Communications

Jennifer Sniderman

Sr. Director, Corporate Communications

717-579-6603